                                                                   Exhibit 99.01




DRAVO News                                                     DRAVO CORPORATION


                                                  Contact:  Richard E. Redlinger
                                                            11 Stanwix Street
                                                            Pittsburgh, PA 15222
                                                            412-995-5554
                                                            10/5/98


           DRAVO CORPORATION HART-SCOTT-RODINO WAITING PERIOD EXPIRES

     Pittsburgh, October 5 -- Dravo Corporation (NYSE:DRV) today announced that the Hart-Scott-Rodino waiting period with respect to the outstanding tender offer for shares of Dravo common stock and the proposed merger between Dravo Corporation and Carmeuse Lime, Inc. had expired. Consummation of the offer is subject to a number of other conditions, including the condition that at least a majority of Dravo's outstanding common shares, on a fully-diluted basis, be tendered into the offer, and the receipt of other regulatory approvals in addition to the expiration of the Hart-Scott-Rodino waiting period.

                                     # # #









[DRAVO LOGO]